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                                                                    EXHIBIT 23.1

          Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Neurocrine Biosciences, Inc. Employment Commencement Nonstatutory Stock Option With Richard Ranieri and the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as Amended of our reports dated February 7, 2005, with respect to (1) the consolidated financial statements of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and (2) management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

San Diego, California
August 1, 2005